Exhibit 3.14

Title of Document

OPERATING AGREEMENT

Name of Limited Liability Company

HOOTERS GAMING LLC

Purpose

OWNERSHIP OF MEMBERSHIP INTEREST IN FLORIDA HOOTERS LLC, A
NEVADA LIMITED LIABILITY COMPANY AND ALL LAWFUL ACTIVITIES RELATED
THERETO

Members

Hooters Gaming LLC

Lags Ventures, LLC

Manager

HG Casino Management, Inc.

Date

July 30, 2004

TABLE OF CONTENTS

ARTICLE 1DEFINITIONS
1.1 General Definitions
“155 ET LLC”
“155 Operating Agreement”
“Act”
“Affiliate”
“Agreement”
“Business Day”
“Business Hours”
“Capital Contribution”
“Code”
“Commission
“Company”
“Entity”
“Fiscal Year”
“Florida Hooters”
“HG CM
“Hotel/Casino”
“Initial Capital Contribution”
“Lags”
“Manager”
“Managing Person”
“Member”
“Membership Interest”
“Net Cash Flow from Operations”
“Net Cash Flow from Sales or Refinancings”
“Person”
“Property”
“Redeveloped Hotel/Casino”
“Regulations”
“Substitute Member”
“Voting Units” or “Units”

ARTICLE 2FORMATION OF COMPANY
2.1	Formation
2.2	Name
2.3	Principal Place of Business
2.4	Registered Office and Agent
2.5	Term

ARTICLE 3BUSINESS OF COMPANY
3.1	Permitted Businesses
3.2	Limits on Foreign Activity
3.3	Suitability of Members

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3.4	Liquor and Business Licenses

ARTICLE 4CONTRIBUTIONS TO COMPANY
4.1	Issuance of Units and Members’ Initial Capital Contributions
4.2	Additional Capital Contributions
4.3	Withdrawal or Reduction of Members’ Contributions to Capital
4.4	Miscellaneous
4.5	No Third Party Beneficiaries
4.6	No Litigation

ARTICLE 5INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS
5.1	Initial Interests
5.2	Securities Law Qualification

ARTICLE 6ALLOCATIONS OF PROFITS AND LOSSES
6.1	Allocation of Profits
6.2	Allocation of Losses
6.3	Loss Limitation and Reallocation

ARTICLE 7DISTRIBUTIONS
7.1	Net Cash Flow from Operations
7.2	Net Cash Flow from Sales and Refinancings
7.3	Unreturned Extraordinary Capital Contribution and Priority Return
7.4	Tax Distribution
7.5	Suspended Distributions

ARTICLE 8BOOKS, RECORDS, AND ACCOUNTING
8.1	Books and Records
8.2	Tax Returns
8.3	Bank Accounts

ARTICLE 9MANAGEMENT
9.1	General Management
9.2	Acts Requiring Majority Approval and Voting Agreement
9.3	Compensation
9.4	Mediation and Arbitration
9.5	No Liability for Certain Acts
9.6	Managing Persons Have No Exclusive Duty to Company
9.7	Indemnity of Managing Persons

ARTICLE 10RIGHTS AND OBLIGATIONS OF MEMBERS
10.1	Limitation of Liability
10.2	Member Indemnity
10.3	List of Members
10.4	Voting
10.5	Additional Members
10.6	Meetings
10.7	Place of Meetings

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10.8	Notice of Meetings
10.9	Meeting of All Members
10.10	Record Date
10.11	Quorum
10.12	Voting Rights of Members
10.13	Manner of Acting
10.14	Proxies
10.15	Action by Members without a Meeting
10.16	Telephonic Communication
10.17	Waiver of Notice

ARTICLE 11RESTRICTIONS ON TRANSFERABILITY
11.1	Right to Pledge
11.2	Admission of Substitute Member
11.3	Right of First Refusal

ARTICLE 12DISSOLUTION AND TERMINATION
12.1	Dissolution
12.3	Winding Up
12.4	Notice of Dissolution

ARTICLE 13MISCELLANEOUS PROVISIONS
13.1	Notices
13.2	Application of Nevada Law
13.3	Waiver of Action for Partition
13.4	Amendments
13.5	Construction
13.6	Headings
13.7	Waivers
13.8	Rights and Remedies Cumulative
13.9	Severability
13.10	Heirs, Successors and Assigns
13.11	Creditors
13.12	Counterparts
13.13	Further Assurances
13.14	Entire Agreement
13.15	Time of Essence
13.16	Conflicts of Interest
13.17	Representation and Warranty

ARTICLE 14RECIPROCAL BUY-SELL PROVISIONS
14.1.	Election Notice
14.2.	Invocation of Buy-Sell Procedure
14.3.	Effect of Election Notice
14.4.	Notice Member’s Election to Purchase or Sell
14.5.	Terms of Purchase; Closing
14.6.	Net Equity

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OPERATING AGREEMENT OF

HOOTERS GAMING LLC

A NEVADA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT is made as of July 30, 2004, by and among the members of HOOTERS GAMING LLC, a Nevada limited liability company (the “Company”), all of whom have signed this operating agreement.

NOW THEREFORE, pursuant to the Act (as hereinafter defined), the following agreement, including, without limitation, Appendix 1 (Tax Accounting Procedures), Appendix 2 (Articles of Organization), and Appendix 3 (Litigation Certificates) attached hereto and by reference incorporated herein shall constitute the operating agreement, as amended from time to time, for the Company.

ARTICLE 1

DEFINITIONS

1.1           General Definitions.  The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other capitalized terms used herein have the meanings set forth in Section 1.1 (Tax Definitions) of Appendix 1 (Tax Accounting Procedures).

“155 ET LLC” shall mean 155 East Tropicana, LLC, a Nevada limited liability company whose members are Florida Hooters and Eastern and Western Hotel Corporation, a Nevada corporation.

“155 Operating Agreement” shall mean the operating agreement of 155 ET LLC, as amended from time to time.

“Act” means the Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.  For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Operating Agreement, including Appendix 1 (Tax Accounting Procedures), Appendix 2 (Articles of Organization), and Appendix 3 (Litigation Certificates) hereto as originally executed and as amended from time to time.

“Business Day” shall mean a day other than a Saturday, a Sunday, or a state or federally recognized holiday on which banks in Nevada are permitted to close.

“Business Hours” shall mean 8:00 A.M. to 5:00 P.M. Standard Time or Daylight Time, as the case may be, at a location specified in this Agreement.  If no location is specified, a reference to Business Hours shall refer to Business Hours as determined by Eastern Standard Time or Eastern Daylight Time, as the case may be.

“Capital Contribution” means the Initial Capital Contribution of a Member together with the amount of money and the fair market value (as determined by the Manager as of the date of contribution) of other property contributed, or services rendered or to be rendered, to the Company by a Member with respect to such Membership Interest in the Company.

“Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superceding federal revenue laws.

“Commission“ shall mean the Nevada Gaming Commission.

“Company” shall refer to Hooters Gaming LLC, a Nevada limited liability company.

“Entity” shall mean any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization.

“Fiscal Year” shall mean the taxable year of the Company for federal income tax purposes as determined by Code Section 706 and the Regulations thereunder.

“Florida Hooters” shall mean Florida Hooters LLC, a Nevada limited liability company and whose members are Lags and the Company.

“HG CM“ shall mean HG Casino Management, Inc., a Nevada corporation.

“Hotel/Casino” means the San Remo Hotel & Casino located on the Real Property.

“Initial Capital Contribution” means the Capital Contributions agreed to be made by the initial Members as described in Section 5.1.

“Lags” means Lags Ventures, LLC, a Nevada limited liability company.

“Manager” shall mean one or more Managers.  Specifically, “Manager” shall mean the initial Manager designated by this Agreement, or any other Persons that succeed such Manager in that capacity.  References to a Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine references or as the case may be.

“Managing Person” shall mean a Manager, officer, director, or their agents.

“Member” shall mean those Persons executing this Agreement and any Person who may hereafter become an additional or Substitute Member.

“Membership Interest” means a Member’s Units, and the associated right to vote on or participate in management, the right to share in Profits, Losses, and distributions, and any and all benefits to which the holder of such Units may be entitled pursuant to this Agreement, together with all obligations to comply with the terms and provisions of this Agreement.

“Net Cash Flow from Operations” means the gross cash proceeds from Company operations (including sales and dispositions of Property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Manager.  Net Cash Flow from Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves.

“Net Cash Flow from Sales or Refinancings” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by the Manager.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

“Property” means all real and personal property, tangible and intangible, owned by the Company.

“Redeveloped Hotel/Casino” means the Hotel/Casino after the completion of the renovations set forth in the 155 Operating Agreement.

“Regulations” means the federal income tax regulations, including temporary (but not proposed) regulations promulgated under the Code.

“Substitute Member” means a transferee of a Membership Interest who has been admitted to all of the rights of membership pursuant to Article 11.

“Voting Units” or “Units” as to any Member shall mean and refer to Units which entitle the holder to cast one vote for each such Unit held (except pursuant to Article 11 hereof) on all matters reserved for their approval, consent or consideration.  The initial number of Units are as shown next to the name of such Member in Section 5.1 hereof.

ARTICLE 2

FORMATION OF COMPANY

2.1           Formation.  The initial Articles of Organization as filed on June 17, 2004 with the Nevada Secretary of State, and attached hereto as Appendix 2 (the “Articles of Organization”), are hereby ratified and incorporated by reference in this Agreement.  Upon the filing of the Articles of Organization the Company was formed as Hooters Gaming LLC, a Nevada limited liability company under and pursuant to the Act, and the parties hereto shall take all action necessary to cause such formation.

2.2           Name.  The name of the Company is Hooters Gaming LLC.

2.3           Principal Place of Business.  The principal place of business of the Company shall be outside of the State of Nevada and shall first be at 107 Hampton Road, Suite 200, Clearwater, Florida 33759.  The Company may locate its places of business and registered office at any other place or places as the Members or Manager may from time to time deem advisable.

2.4           Registered Office and Agent.  The Company’s registered office shall first be at 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101.  The name of its initial registered agent at such address shall be Lionel Sawyer & Collins, Ltd., a Nevada professional corporation.

2.5           Term.  Unless the Company is dissolved in accordance with the provisions of this Agreement, the Act, or other Nevada law, the existence of the Company shall be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

3.1           Permitted Businesses.  The purpose of the Company shall be to own 50.10% of the membership interests of Florida Hooters LLC, a Nevada limited liability company, which shall own 66.67% of 155 East Tropicana, LLC, a Nevada limited liability company whose business it shall be to pursue a gaming license within the state of Nevada for the ownership, operation of a hotel/casino with gaming and liquor activities located at 115 and 155 East Tropicana Avenue, and the potential re-development of such property into a “Hooters Hotel and Casino.”

3.2           Limits on Foreign Activity.  The Company shall not directly engage in business in any state, territory or country which does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company.  If the Company desires to conduct business in any such state, it shall do so through an Entity which will ensure limited liability to the Members.

3.3           Suitability of Members.  If 155 ET LLC receives a gaming license then there shall be certain restrictions on the direct and indirect members of 155 ET LLC regarding its conduct and business dealings.  If 155 ET LLC is so licensed, then notwithstanding anything to the contrary expressed or implied in this Operating Agreement, the sale, assignment, transfer, pledge or other disposition of any interest held by the Company in Florida Hooters is ineffective unless approved in advance by the Commission.  If at any time the Commission finds that the Company or any of its members or managers are unsuitable to hold the indirect interest in 155 ET LLC, the Commission shall immediately notify 155 ET LLC of that fact and 155 ET LLC shall so notify the Manager who shall take any necessary steps to comply with any Commission requirements.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, it is unlawful for the unsuitable member to do any of the following, whether directly or indirectly: (a) receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution (directly or indirectly) of, 155 ET LLC, other than a return of capital as required by the Commission; (b) exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) participate in the management of the business and affairs of 155 ET LLC; or (d) receive any remuneration in any form from 155 ET LLC, for services rendered or otherwise.

In the event of any conflict between this Section 3.3 and any other Section of the Operating Agreement, or in any other instrument governing the Company, this Section 3.3 shall control.

3.4           Liquor and Business Licenses.  The Company and its members shall cooperate regarding 155 ET LLC’s application for all liquor, gaming, and any business or related licenses necessary for 155 ET LLC to operate the Hotel/Casino and the Redeveloped Hotel/Casino.

ARTICLE 4

CONTRIBUTIONS TO COMPANY

4.1           Issuance of Units and Members’ Initial Capital Contributions.  There are hereby authorized and issued one thousand (1,000) Voting Units divided as set forth in Section 5.1. hereof.  Each Member shall contribute the Initial Capital Contribution as set forth in Section 5.1 below concurrently with signing this Agreement.  The Initial Capital Contribution first shall be applied to the organizational expenses of the Company, including without limitation, legal, accounting and promotional fees and costs and thereafter retained as initial working capital for the Company.

4.2           Additional Capital Contributions.  Except with respect to the Initial Capital Contributions and as otherwise provided for under the Act, unless all Members agree, no Member shall be obligated to make any additional Capital Contributions to the Company.  If the Company needs additional capital to meet its obligations, it shall seek such capital in the following manner:

a.             First, from additional Capital Contributions from the Members of the Company in proportion to their Voting Units;

b.             Second, from any source from which the Company may borrow additional capital, including, without limitation, any Member, provided, however, no Member shall be obligated to make a loan to the Company;

c.             Third, from an additional disproportionate Capital Contribution from one (1) or more Members of the Company.  Such disproportionate Capital Contributions shall be deemed “Extraordinary Capital Contributions” and shall be entitled to a Priority Return as calculated in Section 7.3 hereof.

4.3           Withdrawal or Reduction of Members’ Contributions to Capital.

a.             A Member shall not receive out of the Company’s Property any part of such Member’s contributions to capital until all liabilities of the Company, excluding liabilities to Members on account of their contributions to capital, have been paid or there remains Property of the Company sufficient to pay them.

b.             Subject to the provisions of Section 4.3(a) hereof, a Member may rightfully demand distribution of its Capital Account only upon the dissolution of the Company.

c.             A Member shall not resign from the Company before the dissolution and winding up of the Company pursuant to Article 12 hereof, unless Members holding a majority of the Voting Units consent.  A resigning Member’s vote shall be included in determining whether such majority consent has been granted.

d.             A Member resigning with the consent of Members holding a majority of the Voting Units shall be entitled to receive, within a reasonable time after resignation, the fair market value of its interest as of the date of resignation as determined by the accountants regularly employed by the Company.

e.             A Member, irrespective of the nature of such Member’s contribution, has the right to demand and receive only cash in return for such Member’s contribution to capital.

4.4           Miscellaneous.

a.             No Interest on Capital Contribution.  No Member shall be entitled to or shall receive interest on such Member’s Capital Contribution.

b.             No Withdrawal of Capital Contribution.  No Member may demand a return of his Capital Contribution except as expressly provided herein or in the Act.

4.5           No Third Party Beneficiaries.  The provisions of this Article 4 are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a Member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

4.6           No Litigation.  Each of the Members hereby represents and warrants that the “no-litigation certificate” delivered by such Member and attached hereto collectively, as Appendix 3, is true and correct as of the date hereof.  Each Member shall promptly notify Manager of any material change in the facts certified in the described litigation certificates attached hereto as Appendix 3.

ARTICLE 5

INITIAL CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

5.1           Initial Interests.  The Initial Capital Contribution and the initial Membership Interest of each Member is as follows:

Member Name	Initial Capital Contribution	Membership Interest	Number of Voting Units
Gilbert DiGiannantonio	$1,236,850	49.474%	1
William Ranieri	$494,725	19.789%	1
Edward Droste	$297,125	11.885%	½
Pamela Blakely	$197,875	7.915%	½
Neil Kiefer	$125,000	5.000%	½
Susan Johnson	$49,475	1.979%	½
Dennis Johnson	$49,475	1.979%	½
Linda Rice	$49,475	1.979%	½
Total	$2,500,000	100%	5

5.2           Securities Law Qualification. THE MEMBERS ARE AWARE THAT THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, THEREFORE, THE MEMBERS MUST BEAR THE ECONOMIC RISK OF INVESTMENT IN THE COMPANY FOR AN INDEFINITE PERIOD OF TIME.  THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBERSHIP INTERESTS AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP.  ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE

TRANSFERABILITY OF THE MEMBERSHIP INTERESTS.  SALE OR ASSIGNMENT BY A MEMBER OF ITS MEMBERSHIP INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE SUBJECT TO CERTAIN CONSENTS.  THE MEMBERSHIP INTERESTS CANNOT BE RESOLD OR TRANSFERRED WITHOUT (i) REGISTRATION UNDER THE 1933 ACT, OR (ii) AN EXEMPTION FROM REGISTRATION.  THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY.  FURTHER, MEMBERSHIP INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN.  MEMBERSHIP INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG TERM INVESTMENT.

ARTICLE 6

ALLOCATIONS OF PROFITS AND LOSSES

6.1           Allocation of Profits.  After giving effect to the special allocations set forth in Section 1.2 of Appendix 1, Profits for any Fiscal Year shall be allocated as follows:

a.             First, one hundred percent (100%) in proportion to the losses reallocated to each Member pursuant to Section 6.3 hereof, in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to such Members pursuant to Section 6.3 hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Members pursuant to this Section 6.1(a) for all prior Fiscal Years;

b.             Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Member pursuant to Section 6.2(c) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Member pursuant to this Section 6.1(b) for all prior Fiscal Years;

c.             Third, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the sum of (A) the cumulative Priority Return (as defined in Section 7.3 hereof) of each Member from the commencement of the Company to the last day of such Fiscal Year, plus (B) the cumulative Losses allocated to each Member pursuant to Section 6.2(b) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Member pursuant to this Section 6.1(c) for all prior Fiscal Years.

d.             The balance, if any, to each Member pro rata in proportion to such Member’s Units.

6.2           Allocation of Losses.  After giving effect to the special allocations set forth in Section 1.2 of Appendix 1, Losses for any Fiscal Year shall be allocated as follows, subject to Section 6.3 hereof:

a.             First, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Profits allocated pursuant to Section 6.1(d) hereof for all prior Fiscal Years, over (ii) the cumulative Losses allocated pursuant to this Section 6.2(a) for all prior Fiscal Years;

b.             Second, one hundred percent (100%) to the Members, in proportion to, and to the extent of the excess, if any, of (i) the cumulative Profits allocated to each such Member pursuant to Section 6.1(c) hereof for all prior Fiscal Years, over (ii) the cumulative Losses allocated to such Members pursuant to this Section 6.2(b) for all prior Fiscal Years;

c.             Third, the balance, if any, to the Members pro rata in proportion to such Member’s Units.

6.3           Loss Limitation and Reallocation.  The Losses allocated pursuant to Section 6.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year.  In the event that some, but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.2 hereof, the limitation set forth in this Section 6.3 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

ARTICLE 7

DISTRIBUTIONS

7.1           Net Cash Flow from Operations.  Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.4 hereof, Net Cash Flow from Operations shall be distributed with respect to a Fiscal Year at times determined by the Manager in the following order and priority:

a.             First, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return (as defined in Section 7.3 hereof) from the inception of the Company to the end of such Fiscal Year, over the sum of all prior distributions to such Member pursuant to this Section 7.1(a) or Section 7.2(a) hereof; and

b.             The balance, if any, to each Member, pro rata in proportion to such Member’s Units.

7.2           Net Cash Flow from Sales and Refinancings. Except as otherwise provided in Section 12.2 (on liquidation) hereof, and subject to the mandatory tax distribution set forth in Section 7.4 hereof, Net Cash Flow from Sales and Refinancings shall be distributed with respect to a Fiscal Year at times determined by the Manager in the following order and priority:

a.             First, to the Members in proportion to and until each Member has received an amount equal to the excess, if any, of such Member’s cumulative Priority Return (as defined in Section 7.3 hereof) from the inception of the Company to the end of such Fiscal Year, over the sum of all prior distributions to such Member pursuant to this Section 7.2(a) or 7.1(a) hereof;

b.             Second, to the Members in proportion and to the extent of their respective Unreturned Extraordinary Capital Contributions (as defined in Section 7.3 hereof); and

c.             The balance, if any, to each Member, pro rata in proportion to such Member’s Units.

7.3           Unreturned Extraordinary Capital Contribution and Priority Return. The “Priority Return” of any particular Member means a sum equal to seven percent (7%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Priority Return is being determined, cumulative (but not compounded), of the average daily balance of such Member’s Unreturned Extraordinary Capital Contribution (as hereinafter defined) from time to time during the period for which the Priority Return relates, commencing on the date that such Member first makes an Extraordinary Capital Contribution pursuant to Section 4.2(c) hereof.  The “Unreturned Extraordinary Capital Contribution” of any Member on any particular date shall be equal to the excess, if any, of the aggregate Extraordinary Capital Contributions then made as of such date by such Member pursuant to Section 4.2(c)

hereof, over the aggregate distributions then made as of such date to such Member pursuant to Section 7.2(b) or Section 12.2 hereof.

7.4           Tax Distribution.  Except as otherwise provided in Section 12.2 (on liquidation), and provided that no distribution shall be made which will cause or increase an Adjusted Capital Account Deficit (as defined in Appendix 1 hereto) for a Member, the Company shall distribute (to the extent that sufficient funds exist after provision for expenses and reserves) no less than the Tax Distribution Amount (as defined below) pursuant to Sections 7.1, 7.2(a) and 7.2(c) no later than one hundred twenty (120) days after the close of each Fiscal Year.  The “Tax Distribution Amount” shall be determined for each Fiscal Year by: (A) multiplying the Marginal Tax Rate (as defined below) for that Fiscal Year by the taxable income of the Company (as determined under Code Section 703(a)) for that Fiscal Year, and subtracting (B) the sum of all other distributions (except for any Priority Return) with respect to such Fiscal Year.  The “Marginal Tax Rate” for any particular Fiscal Year shall be the highest tax rate that would be imposed on any Member under either Section 1 or 11 of the Code, whichever is higher, for that Fiscal Year.

7.5           Suspended Distributions.  Notwithstanding any other provision of this Article 7, a Member may not receive a distribution from the Company to the extent that such distribution would create or increase such Member’s Adjusted Capital Account Deficit as defined in Appendix 1 (a “Suspended Distribution”).  However, for purposes of Sections 7.1 and 7.2 hereof, any Suspended Distributions which would otherwise have been made pursuant to Sections 7.1 and 7.2 hereof shall be treated as having been made.  All or any portion of any Member’s Suspended Distribution shall be made to such Member at the earliest possible time that such distribution can be made without violating the provisions of this Section 7.5.

ARTICLE 8

BOOKS, RECORDS, AND ACCOUNTING

8.1           Books and Records.

a.             The Company shall maintain or cause to be maintained books of account that accurately reflect all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of the operations of the Company.  Such books of account shall be maintained on the method of accounting selected by the Company and on the basis of the Fiscal Year.  Each Member, upon not less than seventy-two (72) hours advance written notice to the Manager of the Company, at such Member’s own expense, shall have the right to inspect, copy, and audit the Company’s books and records at any time during normal Business Hours without notice to any other Member.

b.             The Company shall keep at its registered office such records as are required by the Act.

8.2           Tax Returns.  The Company shall prepare and timely file, or cause to be prepared and timely filed, all income tax and other tax returns of the Company.  The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may reasonably request in connection with such Member’s own tax affairs.

8.3           Bank Accounts.  The Company shall establish and maintain one or more separate accounts in the name of the Company in one or more federally insured banking institutions of its choosing into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made.  Funds may be withdrawn from such accounts on the signature of the Manager.

ARTICLE 9

MANAGEMENT

9.1           General Management.

a.             The business and affairs of the Company shall be managed by or under the direction of one or more Managers, who need not be Members of the Company.  The initial Manager shall be HG CM, who shall not be a member of the Company and who shall remain as Manager until such Manager’s death, bankruptcy, incompetence, resignation or removal by a unanimous vote of the Members.  In the event of such death, incompetence, resignation or removal, a successor Manager or Managers shall be elected upon such event, and annually thereafter, by Members holding a majority of the Voting Units.  Notwithstanding the foregoing, if a Manager is in material breach of his obligations and does not cure, or commence and diligently prosecute the cure of, such breach within ninety (90) days after notice thereof by any of the Members, or if such Manager has committed any act or omission of fraud or malfeasance to the injury of the Company, then such Manager shall be removed upon agreement of Members holding a majority of the Voting Units.

b.             The Manager shall direct, manage and control the business of the Company and, subject to the limitations and qualifications set forth in this Article 9, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager shall deem to be reasonably required in light of the Company’s business and objectives. Any decision of the Manager shall be authorized upon the affirmative vote (or written consent) of at least 3 of the 5 Voting Units.  Without limiting the generality of the foregoing, the Manager shall have power and authority to:

i.              acquire property from any Person as the Manager may determine.  The fact that a Member is directly or indirectly an Affiliate of such Person shall not prohibit the Manager from dealing with that Person;

ii.             establish policies for investment and invest Company funds (by way of example but not limitation, in time deposits, short term governmental obligations, commercial paper or other investments);

iii.            make distributions of available cash to Members;

iv.            employ accountants, legal counsel, managers, managing agents or other experts or consultants to perform services for the Company with compensation from Company funds;

v.             enter into any transaction on behalf of the Company involving the incurrence of any indebtedness or the hypothecation, encumbrance, or granting of a security interest or lien upon any Company Property;

vi.            purchase liability and other insurance to protect the Company’s Property and business;

vii.           organize Entities to serve as the Company’s subsidiaries and to determine the form and structure thereof;

viii.          establish a board of directors; delegate management decisions thereto; appoint directors thereto and remove directors therefrom;

ix.            establish offices of President, Vice President, Secretary and Treasurer; delegate to such offices daily management and operational responsibilities; appoint Persons to act as such officers and remove Persons therefrom; and

x.             establish reasonable payments or salaries to Persons appointed as officers and directors.

c.             Where this Agreement specifies an act of the Manager, it means an act taken by majority vote of the Managers if more than one Manager exists.

d.             Unless authorized to do so by this Agreement or by the Manager, no Managing Person, Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.  However, the Manager may act (or may cause the company to act) by a duly authorized power of attorney.

9.2           Acts Requiring Majority Approval and Voting Agreement.

a.             Notwithstanding anything to the contrary in this Agreement, the Manager shall not engage in any of the following transactions without the UNANIMOUS vote or written consent of the Members:

i.              the merger or consolidation of the Company with any other Entity; or

ii.             a sale of all or substantially all of the Company’s assets.

In the event of any deadlock over a unanimous decision set forth in Section 9.2(b), then the party(ies) whose vote has caused the deadlock shall offer to sell their interest to the other Members pursuant to Article 14 of this Agreement.

b.             In the event that there is any deadlock vote within HG CM, either a deadlock of any shareholder or director vote, respectively, then except as provided in the governing documents of HG CM, any such deadlock shall be broken by a majority vote (or written consent) of the Members of the Company.  Any deadlock of the Members of the Company shall be broken by the affirmative vote of Members holding at least four (4) out of the five (5) Voting Units of the Company.

c.             All votes to be delivered by the Company to Florida Hooters shall be delivered as a single “block vote” even if any such decision was not unanimous.  Any vote made by HG CM on any matter decided by HG CM related to the business of 155 ET LLC shall be delivered without modification by the Company to Florida Hooters.  The Company shall only have limited rights to vote on matters related to the business and operations of 155 ET LLC which shall arise in the event of certain voting deadlocks of HG CM which are more fully described in that certain “Voting Agreement” amongst the shareholders and directors of HG CM.

9.3           Compensation.  A Manager shall receive reasonable compensation for services rendered as a Manager.

9.4           Mediation and Arbitration.

a.             If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussions within five (5) days of first consideration, the Members and Manager agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules, before resorting to arbitration.  If all disputes have not been resolved within ten (10) days after the start of such mediation, any Member or the Manager may elect to settle any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (except as otherwise provided herein) by written notice to the other Members and Manager, as applicable.  The Member or Manager electing arbitration shall by such notice to the other Members or Manager name an arbitrator.  The second arbitrator shall be chosen by the noticed Members or Manager, as applicable, within ten (10) days after such notice.  If the noticed Member or Manager does not appoint such second arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the second arbitrator, and the second arbitrator shall be appointed by the first arbitrator from such list within five (5) days of its submission.  The two (2) appointed arbitrators shall agree upon the appointment of a third arbitrator within five (5) days after the second arbitrator is appointed.  If the two (2) arbitrators so appointed do not agree upon a third arbitrator, then the AAA shall be requested to submit a list of five (5) persons to serve as the third arbitrator.  The parties to the arbitration shall select the third arbitrator from the list submitted within five (5) days of its submission; provided that if the parties to the arbitration cannot agree upon the third arbitrator, then the arbitrator shall be selected from the list of five (5) through the process of each of the first two (2) arbitrators in turn striking names from the list until one (1) name remains.

b.             The decision of any two (2) of the arbitrators shall be final and binding upon the Members and Manager.  The arbitrators shall determine the rights and obligations of the Members and Manager according to this Agreement and the substantive laws of Nevada.  The parties hereby agree that in any such arbitration each Member and Manager shall be entitled to discovery of the others as provided by the Nevada Revised Statutes pertaining to civil procedure; provided, however, any such discovery shall be completed within four (4) months from the date of the selection of the second arbitrator, unless such period is extended by agreement of the Members and Manager or by order of the arbitrators, and any disputes concerning discovery shall be determined by the arbitrators with any such determination being binding on the Members and Manager.  The arbitrators shall be requested to render an opinion within fifteen (15) days after the date that discovery is completed.  The arbitrators shall apply Nevada substantive law and Nevada evidentiary law to the proceeding.  The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Nevada law.  Punitive or exemplary damages shall not be awarded for any breach or alleged breach of this Agreement and the Members and Manager waive any right to seek, claim or receive such punitive or exemplary damages.  The arbitrators shall be bound by the terms of this Agreement.  The arbitrators shall not be empowered or authorized to add to, subtract from, delete or in any other way modify the terms of this Agreement.  The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based.  The decision of the arbitrators shall be final and binding on the Members and Manager and judgment thereon may be entered by any court having jurisdiction.  Each party shall bear its own expenses of the arbitration including without limitation attorney fees and the parties shall divide the arbitration expenses and fees equally.

c.             Notwithstanding any other provision of this Section 9.4, no resort to arbitration shall be required if a third Person’s participation is essential to avoid the possibility of an inconsistent or otherwise incomplete resolution of all associated issues or controversies, and such third Person declines to participate in and be bound by the results of the arbitration.

d.             No Member, whether or not a party to such arbitration, and no arbitrator, shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties to such arbitration.

9.5           No Liability for Certain Acts.  A Managing Person of the Company shall perform such Managing Person’s duties, in good faith, in a manner such Managing Person reasonably believes to be in the best interests of the Company.  A Managing Person does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.  A Managing Person shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company, unless the loss shall have been the result of the Managing Person not acting in good faith as provided in this Section.  A Managing Person shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.  A Manager shall be entitled to any other protection afforded to Manager under the Act.  A Managing Person who so performs such Managing Person’s duties shall not have any liability by reason of being or having been a Managing Person of the Company. In performing the duties of a Managing Person, a Managing Person shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below unless such Managing Person has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

a.             one or more employees or other agents of the Company whom the Managing Person believes in good faith to be reliable and competent in the matters presented;

b.             legal counsel, public accountants, or other Persons as to matters that the Managing Person believes in good faith to be within such Persons’ professional or expert competence; or

c.             a committee, upon which such Managing Person does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee the Managing Person believes in good faith to merit confidence.

9.6           Managing Persons Have No Exclusive Duty to Company.  A Managing Person shall not be required to manage the Company as such Managing Person’s sole and exclusive activity, and each Managing Person may have other business interests and may engage in other activities in addition to those relating to the Company, even if such activities may be in competition with the Business of the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement or the existence of the Company, to share or participate in such other investments or activities of any Managing Person regardless of whether such opportunities have been presented to the Company.

9.7           Indemnity of Managing Persons.

a.             The Company agrees to indemnify, pay, protect and hold harmless Managing Persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Managing Persons or the Company and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted against the Managing Persons or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company or on the part of a Managing Person, acting in a manner believed in good faith to be in the best interests of the Company, in connection with the formation, operation and/or management of the

Company, the Company’s purchase and operation of Property, and/or as a result of the Managing Person agreeing to act as a Managing Person of the Company.  If any action, suit or proceeding shall be pending or threatened against the Company or a Manager relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Manager shall have the right to employ, at the expense of the Company, separate counsel of such Manager’s choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses in connection therewith.  The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.  The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections 86.411 through 86.451 of the Act, as such may be amended from time to time.

b.                                      This Section shall not limit the Company’s power to pay or reimburse expenses incurred by a Managing Person in connection with such Managing Person’s appearance as a witness in a proceeding at a time when the Managing Person has not been made a named defendant or respondent in the proceeding.

c.                                       The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Managing Person to the same or to a greater extent as the Company may indemnify and advance expenses to a Managing Person.

d.                                      The Company shall use its best efforts to purchase and maintain insurance on behalf of any Person who is or was a Managing Person, Member, employee, fiduciary, or agent of the Company or who, while a Managing Person, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section.  Any such insurance may be procured from any insurance company designated by the Managers of the Company, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

e.                                       Any indemnification of or advance of expenses to a Managing Person in accordance with this Section, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

f.                                         Notwithstanding the termination of employment, it is recognized that disputes may arise between the Company and third parties, or between a Managing Person and third parties, the resolution of which may require the cooperation of the Managing Person or the Company, respectively, including, but not limited to, conferring with counsel and assisting in preparation work in litigation matters, providing factual information to the other party, and giving depositions and testimony in judicial and administrative proceedings.  Notwithstanding the termination of a Managing Person’s employment, both the Company and Managing Person shall cooperate and thereby act reasonably and in good faith to assist the other, without any charge or compensation, except the requesting party shall reimburse the other party for all reasonable out-of-pocket costs incurred in connection herewith.  The Managing Person’s cooperation is a continuing condition to the indemnification and hold harmless provisions under this Section.

g.                                      Notwithstanding the provisions of the above subsections (a) through (f) of this Section 9.7, no Managing Person shall be indemnified from any liability resulting from fraud, bad faith, willful misconduct or gross negligence.

ARTICLE 10

RIGHTS AND OBLIGATIONS OF MEMBERS

10.1                           Limitation of Liability.

a.                                       Each Member’s liability shall be limited as set forth herein in the Act and other applicable law.  A Member will not personally be liable for any debts or losses of the Company, except as provided in the Act.

b.                                      When a Member has received the return in whole or in part of such Member’s Capital Contribution, the Member is nevertheless liable to the Company for any sum, not in excess of the return of its Capital Contribution with interest at the rate provided for judgments under the laws of the State of Nevada, necessary to discharge the Company’s liability to all creditors of the Company who extended credit or whose claims arose before the return of such Member’s Capital Contribution.

c.                                       When a Member has received a distribution wrongfully conveyed by the Company, the Member shall hold such distribution as trustee for the Company.

10.2                           Member Indemnity.  The Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever in any way relating to any agreement, liability, commitment, expense or obligation of the Company which may be imposed on, incurred by, or asserted against the Member solely as a result of such Member being a Member (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the Member and all costs of investigation in connection therewith).  The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.  The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

10.3                           List of Members.  Upon written request of any Member, the Company shall provide a list showing the names, addresses and Units of the Members in the Company.

10.4                           Voting.  Subject to Section 11.2 hereof, Members shall be entitled to one vote for each Voting Unit held, on all matters reserved for their approval or consent, including but not limited to Section 9.2 hereof.

10.5                           Additional Members.  Except as provided in Section 11.2 hereof, no Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members owning collectively one hundred percent (100%) of the Voting Units.

10.6                           Meetings.  Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Manager or by Members holding a majority of the Units.

10.7                           Place of Meetings.  Whoever calls the meeting may designate any place within or outside the State of Nevada, as the place of meeting for any meeting of the Members.

10.8                           Notice of Meetings.  Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

10.9                           Meeting of All Members.  If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

10.10                     Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless notice of the adjourned meeting is required to be given pursuant to Section 10.8 hereof.

10.11                     Quorum.  Members holding a majority of the Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  Business may be conducted once a quorum is present.

10.12                     Voting Rights of Members.  Each Member shall be entitled to vote based on Units held.  If all or a portion of a Membership Interest is transferred to an assignee who does not become a Member, the Member from whom the Membership Interest is transferred shall no longer be entitled to vote the Units transferred nor shall the Units transferred be considered outstanding for any purpose pertaining to meetings or voting.  No withdrawn Member shall be entitled to vote nor shall such Member’s Units be considered outstanding for any purpose pertaining to meetings or voting.

10.13                     Manner of Acting.  Unless otherwise provided in the Act, the Articles of Organization, or this Agreement, the affirmative vote of Members holding a majority of the Units shall be the act of the Members.

10.14                     Proxies.  At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Manager of the Company before or at the time of its exercise.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

10.15                     Action by Members without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Members required to take or approve the action.  Any such written consents shall be delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company records.  Action taken by written consent under this Section shall be effective on the date the required percentage or number of the Members have signed and delivered the consent to the Manager, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members.

10.16                     Telephonic Communication.  Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

10.17                     Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 11

RESTRICTIONS ON TRANSFERABILITY

11.1                           Right to Pledge.  Every Membership Interest may be pledged to secure any borrowing of a Member or its Affiliate, provided that any Person acquiring such Membership Interest pursuant to such pledge shall not have the right to be admitted as a Member but shall be entitled only to receive such allocations and distributions as are otherwise payable with respect to such Member’s Membership Interest under this Agreement.

11.2                           Admission of Substitute Member.  A Member may freely transfer or assign all or any portion of its Membership Interest to other Members or Affiliates of Members.  If a Member transfers or assigns some or all of its Membership Interest to a Person who is not already a Member or an Affiliate, and non-transferring Members owning collectively a majority of the Voting Units approve of such proposed transfer or assignment, the transferee or assignee of the Membership Interest shall become a Substitute Member.  If all Members owning collectively a majority of the Voting Units do not approve of such transfer or assignment, the transferee or assignee of the Membership Interest shall have no right to participate in the management of the business and affairs of the Company, to vote, or to be admitted as a Member, but shall only be entitled to receive the share of profits, losses and distributions, to which the transferring or assigning Member would otherwise be entitled.  As a condition to the receipt of same, the transferee or assignee may be required by the Members to pay the associated Capital Contributions to which the transferor or assignor would have been liable.  With respect to all or any portion of a Membership Interest that is transferred or assigned, the Substitute Member has the rights and powers and is subject to the restrictions and liabilities that are associated with such Membership Interest which accrued prior to the date of substitution, except that the substitution of the assignee does not release the assignor from existing liability to the Company.  In any event, no transfer or assignment of all or any portion of a Membership Interest in the Company (including the transfer or assignment of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee, the interest to be transferred or assigned, and the date of such transfer or assignment) has been provided to the Company and the nontransferring or nonassigning Member(s).  Every Person before becoming a Substitute Member must assume this Agreement, as amended from time to time, in writing.

11.3                           Right of First Refusal.  Except for transfers to other Members, to Affiliates of the transferor, or by operation of law, no Member shall transfer all or any portion of its Membership Interest unless such Member (the “Seller”) first offers to sell such Membership Interest (the “Offered Interest”) pursuant to the terms of this Section 11.3.

a.                                       Limitation on Transfers.  No transfer may be made under this Article 11 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

b.                                      Offer Notice.  Prior to making any transfer that is subject to the terms of this Section 11.3, the Seller shall give to the Company and each Member holding Voting Units written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the Company or to the Members holding Voting Units (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

c.                                       Offer Period.  The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the ninetieth (90th) day following the day of the Offer Notice.

d.                                      Acceptance of Firm Offer.  At any time during the first thirty (30) days of the Offer Period, the Company may accept the Firm Offer as to all but not less than all of the Offered Interest by giving written notice of such acceptance to the Seller and the members.  If the Company does not accept the firm Offer within such first thirty (30) days of the Offer Period, then within the second thirty (30) days of the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Seller and the Company.  Such acceptance notice shall indicate the maximum percentage of the Membership Interests that such Offeree (an “Accepting Offeree”) is willing to purchase (the “Percentage Offer”).  If Offerees do not accept the Firm Offer as to all of the Offered Interest, the Firm Offer shall be deemed to be rejected in its entirety. If Accepting Offerees in the aggregate accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted, and each such Accepting Offeree shall be deemed to have accepted such portion of the Offered Interest as follows:

i.                                          if the Percentage Offer of each Accepting Offeree is equal to, or greater than, such Accepting Offeree’s Voting Units divided by the total Voting Units held by all Members other than the Selling Member (the “Current Ownership Percentage”), each Accepting Offeree shall be deemed to have accepted such portion of the Offered Interest that corresponds to its Current Ownership Percentage;

ii.                                       if one or more Accepting Offerees have offered to purchase a portion of the Offered Interest that is less than its Current Ownership Percentage, first each Accepting Offeree shall be deemed to have accepted the lesser of: (a) its Percentage Offer, or (b) its Current Ownership Percentage.  Then the remainder of the Offered Interest shall be deemed accepted by each Accepting Offeree who offered to purchase a portion greater than its Current Ownership Percentage (a “Residual Accepting Offeree”), in the same proportion that such Residual Accepting Offeree’s Voting Units bears to the total Voting Units held by all Residual Accepting Offerees, until: (a) the Offered Interest has been fully accepted or (b) the Percentage Offer of a Residual Accepting Offeree has been reached.  If the Percentage Offer of a Residual Accepting Offeree has been reached before the Offered Interest has been fully accepted, such Residual Accepting Offeree shall thereafter no longer constitute a Residual Accepting Offeree, and the remaining Residual Accepting Offerees shall be deemed to accept the balance of the Offered Interest in a similar fashion until the Offered Interest has been fully accepted.

The foregoing is intended to prevent an unexpected and unintended dilution of interests when an Accepting Offeree has expressed its willingness to purchase a portion of an Offered Interest that is at least equal to its Current Ownership Percentage, and shall be interpreted consistently therewith.

e.                                       Closing of Purchase Pursuant to Firm Offer.  If the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer.  The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section 11.3.

f.                                         Sale Pursuant to Purchase Offer If Firm Offer Rejected.  If the Firm Offer is not accepted in the manner provided herein, the Seller may sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of Membership Interests and are not expressly made inapplicable to sales occurring under this Section 11.3.  If the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 11.3.

ARTICLE 12

DISSOLUTION AND TERMINATION

12.1                           Dissolution.

a.  The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

i.                                          if the Company voluntarily enters bankruptcy chapter VII or another insolvency proceeding that contemplates its final liquidation, or does so involuntarily and such proceeding is not vacated or dismissed within one hundred twenty (120) days after commencement thereof; or

ii.                                       by the vote or written consent of Members owning collectively a majority of the Voting Units.

The death, withdrawal or termination of any Member for any reason shall not constitute a Dissolution Event unless such dissolution is required by Nevada law.

b.                                      As soon as possible following the occurrence of any Dissolution Event the appropriate representative of the Company shall make all filings and do all acts necessary to dissolve the Company.

12.2                           Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

a.                                       First, to pay those liabilities to creditors, in the order of priority as provided by law (except those to Members on account of their Capital Contributions);

b.                                      The balance, if any, to the Members pro rata in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

12.3                           Winding Up.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager, who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Manager deems necessary or appropriate to sell.  In the discretion of the Manager, a pro rata portion of the amounts that otherwise would be distributed to the Members under this Article may be withheld to provide a reasonable reserve for unknown or contingent liabilities of the Company.

12.4                           Notice of Dissolution.  Within ninety (90) days of the happening of a Dissolution Event, the Manager shall give written notice thereof to each of the Members, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1                           Notices.  Any notice or communication required or permitted to be given by any provision of this Agreement, including, but not limited to, any consents, shall be in writing and shall be deemed to have been given and received by the Person to whom directed (a) when delivered personally to such Person or to an officer or partner of the Member to which directed, (b) when transmitted by facsimile transmission, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number and received during Business Hours on a Business Day at the destination of such facsimile transmission, (c) the following Business Day after being otherwise transmitted by facsimile, with evidence of a confirmed transmission, to the facsimile number of such Person who has notified the Company and every other Member of its facsimile number, or (d) three (3) Business Days after being posted in the United States mails if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid, or one (1) Business Day after deposited with overnight courier, return receipt requested, delivery charges prepaid, in either case addressed to the Person to which directed at the address, if any, shown on the page containing their signatures, or such other address of which such Person has notified the Company and every other Member.  If no address appears on the page containing a Member’s signature and if the Company and the Members have not been notified of any other address at which such Person shall receive notifications, then a notice delivered to the Manager, who shall reasonably attempt to forward the notice to such Person, shall constitute sufficient notice to such Person.

13.2                           Application of Nevada Law.  This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act.  Clark County, Nevada shall be the exclusive venue for any action brought by any party in any way related to this Agreement.

13.3                           Waiver of Action for Partition.  Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

13.4                           Amendments.  A proposed amendment to this Agreement shall become effective at such time as it has been unanimously approved by Members owning Voting Units.

13.5                           Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.6                           Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

13.7                           Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation, except in the event of a written waiver to the contrary that specifically states that this Section 13.7 shall be inapplicable.

13.8                           Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.9                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the applications thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.10                     Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

13.11                     Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.12                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.13                     Further Assurances.  The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

13.14                     Entire Agreement.  This Agreement, including every Appendix attached hereto, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company; and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

13.15                     Time of Essence.  Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

13.16                     Conflicts of Interest. The Members hereby acknowledge that (i) Lionel Sawyer & Collins, a Nevada professional corporation (“LSC”) has represented HG Casino Management, Inc., a Nevada corporation in connection with the formation of the Company and the drafting of this Operating Agreement, (ii) that each of the other parties has been advised to seek independent counsel in connection with such matters, and (iii) that LSC does not represent any person other than HG Casino Management, Inc., a Nevada corporation either directly or indirectly through the Company. Payment of LSC’s fees by the Company shall not alter or amend any of the relationships contemplated in this paragraph.

13.17                     Representation and Warranty.  By executing this Agreement, each Members hereby represents and warrants to each of the other Members and the Manager that it shall not take any action, or fail to take any action, which would cause, or with the passage of time would cause, any default under any of the loan documents executed and delivered by, or other instrument binding 155 ET LLC, including, without limitation, the Operating Agreement, any “loan agreement” or “deed of trust”.

ARTICLE 14

RECIPROCAL BUY-SELL PROVISIONS

14.1.                        Election Notice.  Each Member shall have the rights of purchase and sale provided by this Article 14 to be exercised by delivering a notice (an “Election Notice”). The Member giving the Election Notice as provided herein is referred to as an “Electing Member,” and the Members receiving the Election Notice are referred to as the “Notice Members.”

                                                14.2.                        Invocation of Buy-Sell Procedure.  The Election Notice, to be valid, shall state an amount (the “Stated Amount”) to be used as the fair market value of Company assets in computing the Net Equity of each Members’ Membership Interests as set forth in Section 14.6 below.

14.3.                        Effect of Election Notice.  An Election Notice shall constitute an irrevocable offer by the Electing Member either to (1) purchase all, but not less than all, of the Membership Interests of the Notice Members, or (2) sell all, but not less than all, of the Electing Member’s Membership Interest to the Notice Members.  The price at which the Membership Interest of any Member is purchased and sold under this Section 14.3 (the “Buy-Sell Price” of such interest) is the Net Equity thereof, determined as of the day that the Election Notice is sent as if the fair market value of Company assets were equal to the Stated Amount. The cost of determining Net Equity shall be borne by the Electing Member.

14.4.                        Notice Member’s Election to Purchase or Sell.  For a period (the “Election Period”) ending at 11:59 P.M. (local time in Clearwater, Florida) on the sixtieth (60th) day following the day that the Election Notice is sent, the Notice Members shall have the right to elect to purchase (in proportion to each purchasing Member’s Units, or such other proportions as agreed among the purchasing Notice Members) all but not less than all of the Membership Interests of the Electing Member by giving notice thereof (the “Purchase Notice”) to the Electing Member, however, unless the Notice Members give the Purchase Notice, the Notice Members shall not be obligated to purchase the Electing Member’s Membership Interest.  Once the Electing Member

delivers the Election Notice, the Electing Member shall be obligated to sell its Membership Interests to such Notice Members if such offer is accepted. In any other case, the Electing Member shall, if such offer is accepted by the Notice Members, be obligated to purchase the Membership Interest of the Notice Members and the Notice Members shall be obligated to sell their Membership Interest to such Electing Member.  If the Notice Members do not accept the Electing Member’s offer pursuant to this Section 14.4, then the Electing Member may, subject to Section 11.3, sell the Electing Member’s Membership Interest to a third party.

14.5.                        Terms of Purchase; Closing. The closing of the purchase and sale of the selling Members’ Membership Interests shall occur on a date and time mutually agreeable to the purchasing Members, which shall not be later than 10:00 P.M. (local time at the place of the closing) on the first Business Day occurring on or after the thirtieth (30th) day following the last day of the Election Period and at such place as is mutually agreeable to the Members, or upon a failure to agree, at the Company’s principal place of business.  At the closing the purchasing Members shall pay to the selling Members, by cash or other immediately available funds, the Buy-Sell Price of such selling Members’ Membership Interest.  The selling Members shall deliver to the purchasing Members good title, free and clear of any liens, claims, encumbrances, security interests, or options (other than those granted by this Operating Agreement).  In the event that any purchasing Members shall fail to perform such Members’ obligation to purchase hereunder, the selling Members shall not be obligated to sell any portion of his interest to the purchasing Members.  At the closing the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby, including, without limitation, the Transfer of the Membership Interest of the selling Members to the purchasing Members and the assumption by the purchasing Members of the selling Members’ obligations with respect to the Membership Interest. The reasonable costs of such transfer and closing, including, without limitation, attorneys’ fees and filing fees, shall be divided equally between the Members.

14.6.                        Net Equity.  The “Net Equity” of a Member’s Membership Interest in the Company, as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Article 12 hereof if (1) all of the Company assets were sold for the Stated Amount, (2) the Company paid its accrued, but unpaid, liabilities and established reserves for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day.  The Net Equity of each Member’s Membership Interest in the Company shall be determined, without audit or certification, from the books and records of the Company by the accountants regularly employed by the Company. The Net Equity of a Member’s Membership Interest shall be determined within thirty (30) days of the day upon which such accountants are apprised in writing of the Stated Amount and the amount of such Net Equity shall be disclosed to the Company and each of the Members by written notice. The Net Equity determination by the accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

SIGNATURE PAGE(S) FOR HOOTERS GAMING LLC OPERATING AGREEMENT

IN WITNESS WHEREOF, the Members and Manager have executed this Agreement to be effective as of the date first written above.

MANAGER:	HG Casino Management, Inc., a Nevada corporation

By:
Neil Kiefer, President

MEMBERS:

By:
Gilbert DiGiannantonio, Member

Notice Address:

By:
William Ranieri

Notice Address:

By:
Ed Droste

Notice Address:

By:
Pamela Blakely

Notice Address:

By:
Neil Kiefer, Member

Notice Address:

By:
Susan Johnson, Member

Notice Address:

By:
Dennis Johnson, Member

Notice Address:

By:
Linda Rice

Notice Address:

APPENDIX 1

TAX ACCOUNTING PROCEDURES

1.0                                 References to Sections of the Code or Regulations.  References within this Appendix to sections of the Code or Regulations shall be applied by substituting for the Regulations’ terms of “partnership” and “partner” the terms “limited liability company” (or “company”) and “member,” respectively.

1.1                                 Tax Definitions.  The following terms used in this Agreement and Appendix shall have the following meanings:

a.                                       “Adjusted Capital Account Deficit” with respect to any Member means the deficit balance, if any, in such Member’s Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments:  (i) credit to such Capital Account the sum of (A) any amount which such Member is obligated to restore to such Capital Account pursuant to any provision of this Agreement, plus (B) an amount equal to such Member’s share of Company Minimum Gain (as defined in Section 1.2(a) hereof) and determined under Regulations Section 1.704-2(g), and such Member’s share of Member Nonrecourse Debt Minimum Gain (as defined in Section 1.2(b) hereof) and as determined under Regulations Section 1.704-2(i)(5), plus (C) any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

b.                                      “Asset Value”  with respect to any Company asset means:

i.                                          The fair market value when contributed of any asset contributed to the Company by any Member;

ii.                                       The fair market value of any Company asset when such asset is distributed to any Member;

iii.                                    The fair market value of all Property at the time of the happening of any of the following events:  (A) the admission of a Member to, or the increase of a Membership Interest of an existing Member in, the Company in exchange for a Capital Contribution; (B) the distribution of any asset distributed by the Company to any Member as consideration for a Membership Interest in the Company; or (C) the liquidation of the Company under Regulations Section 1.704-1(b)(2)(ii)(g); or

iv.                                   The Basis of the asset in all other circumstances.

For purposes of this definition, fair market value shall be determined by the Manager.

c.                                       “Basis” with respect to an asset means the adjusted basis from time to time of such asset for federal income tax purposes.

d.                                      “Capital Account” means an account maintained for each Member in accordance with Regulations Sections 1.704-1(b) and 1.704-2 and to which the following provisions apply to the extent not inconsistent with such Regulations:

i.                                          There shall be credited to each Member’s Capital Account: (1) such Member’s Capital Contributions; (2) such Member’s distributive share of Profits; (3) any items of income or gain specially allocated to such Member under this Agreement; and (4) the amount of any Company liabilities (determined as

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provided in Code Section 752(c) and the Regulations thereunder) assumed by such Member or to which Property distributed to such Member is subject;

ii.                                       There shall be debited to each Member’s Capital Account (1) the amount of money and the Asset Value of any Property distributed to such Member pursuant to this Agreement; (2) such Member’s distributive share of Losses; (3) any items of expense or loss which are specially allocated to such Member under this Agreement, and (4) the amount of liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) of such Member assumed by the Company (within the meaning of Code Section 704) or to which Property contributed to the Company by such Member is subject; and

iii.                                    The Capital Account of any transferee Member shall include the appropriate portion of the Capital Account of the Member from whom the transferee Membership Interest was obtained.

e.                                       “Depreciation” for any Fiscal Year or other period means the cost recovery deduction with respect to an asset for such year or other period as determined for federal income tax purposes, provided that if the Asset Value of such asset differs from its Basis at the beginning of such year or other period, depreciation shall be determined as provided in Regulations Section 1.704-1(b)(2)(iv)(g)(3).

f.                                         “Profits” and “Losses” for any Fiscal Year or other period means an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

i.                                          All items of income, gain, loss and deduction of the Company required to be stated separately shall be included in taxable income or loss;

ii.                                       Income of the Company exempt from federal income tax shall be treated as taxable income;

iii.                                    Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income;

iv.                                   In the event the Asset Value of any Company asset is adjusted pursuant to Sections 1.1(b)(ii) or (iii) of this Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for the purposes of computing Profits or Losses;

v.                                      Gain or loss resulting from the disposition of Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Property;

vi.                                   Depreciation shall be determined based upon Asset Value as determined under Regulations Section 1.704-1(b)(2)(iv)(g)(3) instead of as determined for federal income tax purposes; and

vii.                                To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of

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the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

viii.                             Items which are specially allocated shall not be taken into account.

1.2                                 Special Allocations of Profits and Losses.

a.                                       Minimum Gain Chargeback.  Notwithstanding any other provision of this Appendix, if there is a net decrease in Company Minimum Gain (as defined in Regulations Section 1.704-2(d)) during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(f) as is necessary to meet the requirements for a minimum gain chargeback as provided in that Regulation.

b.                                      Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Appendix, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in accordance with Regulations Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4)) during any Fiscal Year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulations Section 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain as is provided in that Regulation.

c.                                       Qualified Income Offset.  If a Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 6.1, 6.2, and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to this Subsection (c).

d.                                      Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in Sections 6.1, 6.2 and 6.3 of the Agreement and this Section 1.2 have been made without giving effect to Subsection 1.2(c) and this Subsection 1.2(d).

e.                                       Nonrecourse Deductions.  Nonrecourse Deductions (as defined and determined in Regulations Sections 1.704-2(b) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in proportion to their Units.

f.                                         Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions (as defined under Regulations Section 1.704-2(i)(2)) shall be allocated pursuant to Regulations Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to the “Member Nonrecourse Debt” to which it is attributable.

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g.                                      Code Section 754 Adjustment.  To the extent that an adjustment to the Basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.

h.                                      Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss or deduction realized by the Company as a direct or indirect result of the issuance of Units by the Company (the “Issuance Items”) shall be allocated among the Members, so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

i.                                          Purpose and Application.  The purpose and the intent of the special allocations provided for in Section 6.3 of the Agreement and Sections 1.2(a) through (g) of this Appendix are to comply with the provisions of Regulations Sections 1.704-1(b) and 1.704-2, and such special allocations are to be made so as to accomplish that result.  However, to the extent possible, the Manager, in allocating items of income, gain, loss, or deduction among the Members, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member’s distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place.  The Manager shall apply the provisions of this Section in whatever order the Manager reasonably believes will minimize the effect of the special allocations.

1.3                                 General Provisions.

a.                                       Except as otherwise provided in this Agreement, the Members’ distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Profits and Losses.

b.                                      The Company shall allocate Profits, Losses, and other items properly allocable to any period using any method permitted by Code Section 706 and the Regulations thereunder.

c.                                       To the extent permitted by Regulations Section 1.704-2(h) and Section 1.704-2(i)(6), the Company shall endeavor to avoid treating distributions as being from the proceeds of a Nonrecourse Liability (as defined in Regulations Section 1.752-1(a)(2)) or a Member Nonrecourse Debt.

d.                                      If there is an increase or decrease in one or more Member’s Units in the Company during a Fiscal Year, each Member’s distributive share of Profits or Losses or any item thereof for such Fiscal Year shall be determined by any method prescribed by Code Section 706(d) or the Regulations thereunder that takes into account the varying Members’ Interests in the Company during such Fiscal Year.

e.                                       The Members agree to report their shares of income and loss for federal income tax purposes in accordance with the provisions of this Appendix.

1.4                                 Code Section 704(c) Allocations.  Solely for federal income tax purposes and not with respect to determining any Member’s Capital Account, distributive shares of Profits, Losses, other items, or distributions, a Member’s distributive share of income, gain, loss, or deduction with respect to any Property (other than money) contributed to the Company, or with respect to any Property the Asset Value of which was determined as provided in this Agreement upon the acquisition of Membership Interest in the Company by a

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new Member or existing Member in exchange for a Capital Contribution, shall be determined in accordance with Code Section 704(c) and the Regulations thereunder or with the principles of such provisions.

In the event the Asset Value of any Company asset is adjusted pursuant to Section 1.1(b)(iii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

1.5                                 Curative Reallocations Regarding Payments to Members.  To the extent that compensation paid to any Member by the Company ultimately is not determined to be a guaranteed payment under Code Section 707(c) or a payment other than in his capacity as a Member pursuant to Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of such compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of such compensation.  If the Company’s gross income for a Fiscal Year is less than the amount of such compensation paid in such year, the Member shall be specially allocated gross income of the Company in the succeeding year or years until the total amount so allocated equals the total amount of such compensation.

1.6                                 Special Basis Adjustment.  At the request of either the transferor or transferee in connection with a transfer of a Membership Interest in the Company, the Manager may, in its sole discretion, cause the Company to make the election provided for in Code Section 754 and maintain a record of the adjustments to Basis of Property resulting from that election.  Any such transferee shall pay all costs incurred by the Company in connection with such election and the maintenance of such records.

1.7                                 Tax Matters Member.

a.                                       HG Casino Management, Inc., a Nevada corporation is hereby designated the Tax Matters Member (as defined in Section 6231(a)(7) of the Code) on behalf of the Company.

b.                                      Without the unanimous consent of the Members owning one hundred percent (100%) of the Voting Units, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item.

c.                                       If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Code Section 6226(a)) such petition shall be filed in the United States Tax Court unless the Members owning one hundred percent (100%) of the Voting Units unanimously agree otherwise.

d.                                      The Tax Matters Member shall, within ten (10) business days after receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service.  The Tax Matters Member shall, within ten (10) business days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service.

e.                                       Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company.  Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

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1.8                                 Deemed Liquidation.  If no Dissolution Event has occurred, but the Company is deemed liquidated for federal income tax purposes within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g), the Company shall not be wound up and dissolved but its assets and liabilities shall be deemed to have been distributed to the Members and contributed to a new Company which shall operate and be governed by the terms of this Agreement.

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APPENDIX 2

ARTICLES OF ORGANIZATION

(to be attached)

APPENDIX 3

LITIGATION CERTIFICATES

(1 to be attached for each Member)